Exhibit 99.1

Kroger Reports Fourth Quarter and Full-Year 2022 Results

Announces Growth Expectations for 2023

Fourth Quarter Highlights

●	Identical Sales without fuel increased 6.2%(1)

●	Operating Profit of $826 million; Adjusted FIFO Operating Profit of $1,274 million

●	EPS of $0.62; Adjusted EPS of $0.99

●	Executed go-to-market strategy to deliver value for customers

o	Our Brands identical sales increased 10.1%

o	Digital sales grew 12%

Fiscal 2022 Highlights

●	Identical Sales without fuel increased 5.6%(1)

●	Operating Profit of $4.1 billion; Adjusted FIFO Operating Profit of $5.1 billion

●	EPS of $3.06; Adjusted EPS of $4.23

●	Delivered Adjusted EPS growth of 15%

●	Cost savings exceeded $1 billion for fifth consecutive year

●	Significantly increased associate wages resulting in average hourly wage of $18 and rate of over $23 with comprehensive benefits factored in

●	Announced definitive merger agreement with Albertsons Companies, Inc.

CINCINNATI, March 2, 2023 – The Kroger Co. (NYSE: KR) today reported its fourth quarter and fiscal year 2022 results, provided 2023 guidance and updated investors on how Leading with Fresh and Accelerating with Digital continues to position Kroger for long-term sustainable growth.

(1) Identical sales withot fuel would have grown 6.7% in the 4th quarter and 5.8% in fiscal 2022 if not for the reduction in pharmacy sales from Kroger’s termination of its agreement with Express Scripts effective December 31, 2022. This terminated agreement had no material impact on profitability.

Comments from Chairman and CEO Rodney McMullen

“Kroger achieved exceptional results in 2022 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on record years in 2020 and 2021.

We appreciate our associates for remaining customer-focused, delivering the products customers want, when and how they want them, with zero compromise on quality, convenience and selection. Our associates enable our success, and we are committed to investing in theirs by continuing to improve wages, comprehensive benefits and career development opportunities.

Providing affordable food is even more essential at a time when inflation is affecting so many of our customers’ lives. We do this by delivering fresh products at a great value, trusted Our Brands items, and personalized promotions.

Our proven go-to-market strategy enables Kroger to successfully navigate many operating environments. We believe that by delivering value for our customers, investing in our associates and serving our communities, Kroger will continue to achieve attractive and sustainable total returns for our shareholders.”

Fourth Quarter Financial Results

	4Q22 ($ in millions; except EPS)	4Q21 ($ in millions; except EPS)
ID Sales* (Table 4)	6.2%	4.0%
EPS**	$0.62	$0.75
Adjusted EPS (Table 6)	$0.99	$0.91
Operating Profit**	$826	$965
Adjusted FIFO Operating Profit (Table 7)	$1,274	$1,014
FIFO Gross Margin Rate*	Decreased 1 basis point
OG&A Rate*	Decreased 56 basis points

* Without fuel and adjustment items, if applicable. Identical sales without fuel would have grown 6.7% in the 4th quarter if not for the reduction in pharmacy sales from Kroger’s termination of its agreement with Express Scripts effective December 31, 2022. This terminated agreement had no material impact on profitability.

** Included in our EPS and Operating Profit this quarter was a $164 million goodwill and fixed asset impairment charge relating to Vitacost.com and $160 million charge for the fair value of interest rate hedges associated with proposed merger financing.

Total company sales were $34.8 billion in the fourth quarter, compared to $33.0 billion for the same period last year. Excluding fuel, sales increased 5.9% compared to the same period last year.

Gross margin was 21.8% of sales for the fourth quarter. The FIFO gross margin rate, excluding fuel, decreased 1 basis point compared to the same period last year. This result reflected Kroger’s ability to effectively manage higher product cost inflation through strong sourcing practices and lower supply chain costs, while maintaining competitive pricing and helping customers manage their budgets.

The LIFO charge for the quarter was $234 million, compared to a LIFO charge of $20 million for the same period last year, driven by higher product cost inflation primarily in grocery.

The Operating, General & Administrative rate decreased 56 basis points, excluding fuel and adjustment items, compared to the same period last year. The decrease in OG&A rate was driven by sales leverage, continued execution of cost savings initiatives and the cycling of several one-time expenses, partially offset by planned investments in associates.

Fiscal 2022 Financial Results

	2022 ($ in billions; except EPS)	2021 ($ in billions; except EPS)
ID Sales* (Table 4)	5.6%	0.2%
EPS	$3.06	$2.17
Adjusted EPS (Table 6)	$4.23	$3.68
Operating Profit	$4.1	$3.5
Adjusted FIFO Operating Profit (Table 7)	$5.1	$4.3
FIFO Gross Margin Rate*	Decreased 9 basis points
OG&A Rate*	Decreased 19 basis points

* Without fuel and adjustment items, if applicable. Identical sales without fuel would have grown 5.8% in Fiscal 2022 if not for the reduction in pharmacy sales from Kroger’s termination of its agreement with Express Scripts effective December 31, 2022. This terminated agreement had no material impact on profitability.

Total company sales were $148.3 billion in 2022, compared to $137.9 billion for the same period last year. Excluding fuel, sales increased 5.2% compared to the same period last year.

Gross margin was 21.4% of sales for 2022. The FIFO gross margin rate, excluding fuel, decreased 9 basis points compared to the same period last year. This result reflected Kroger’s ability to effectively manage higher product cost inflation through strong sourcing practices, while maintaining competitive prices and helping customers manage their budgets.

The LIFO charge for 2022 was $626 million, compared to a LIFO charge of $197 million for the same period last year, driven by higher product cost inflation.

The Operating, General & Administrative rate decreased 19 basis points, excluding fuel and adjustment items, compared to the same period last year. The decrease in OG&A rate was driven by sales leverage and the continued execution of cost savings initiatives partially offset by planned investments in associates.

Capital Allocation Strategy

Kroger expects to continue to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, as well as maintaining its current investment grade debt rating. The Company expects to continue to pay its quarterly dividend and expects this to increase over time, subject to board approval. Kroger has paused its share repurchase program to prioritize de-leveraging following the proposed merger with Albertsons.

Kroger’s net total debt to adjusted EBITDA ratio is 1.57, compared to 1.63 a year ago (Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

Full-Year 2023 Guidance*

●	Identical sales without fuel of 1.0% – 2.0%, with underlying growth of 2.5% – 3.5% after adjusting for the effect of Express Scripts

●	Adjusted net earnings per diluted share of $4.45 - $4.60, including an estimated benefit from the 53rd week of approximately $0.15

●	Adjusted FIFO Operating Profit of $5.0 - $5.2 billion

●	Effective tax rate of 23%**

●	Capital expenditures of $3.4 - $3.6 billion

●	Adjusted Free Cash Flow of $2.3 - $2.5 billion***

* Without adjusted items, if applicable. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2023 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2023 GAAP financial results.

** The tax rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations or changes in tax laws, which cannot be predicted.

*** Adjusted free cash flow excludes planned payments related to the restructuring of multi-employer pension plans.

Comments from CFO Gary Millerchip

“Kroger’s 2022 results demonstrate the strength of our value creation model. In 2023, we expect to build on this momentum and deliver revenue and EPS growth on top of the record results achieved over the past three years.

We expect to grow revenue by continuing to invest in our customers through competitive pricing and personalization, fresh products and a better shopping experience. Building on our significant investments over the past four years, we will also continue to increase associate wages. We will fund these investments through product mix improvements, cost saving initiatives and growth in our alternative profit businesses.

Looking forward, we believe Kroger is well positioned to successfully operate in an evolving economic environment and continue to deliver attractive total returns for our shareholders.”

Fourth Quarter 2022 Highlights

Leading with Fresh

●	Celebrated the 10th anniversary of the Simple Truth brand, a greater than $3 billion brand providing customers with more than 1,500 unique natural and organic products

●	Opened 1,000th Murray’s Cheese shop within Kroger stores offering customers a highly curated cheese selection in more than 30 states across America

●	Announced the top 2023 food trends predicting customer behaviors and popular items for the year ahead

Accelerating with Digital

●	Increased delivery sales by 22% over last year driven by our delivery solutions

●	Opened a new Kroger Delivery Customer Fulfillment Center in the Denver Metro area, one of the fastest-growing areas in the country

●	Increased digitally engaged households by approximately 900,000 compared to the same period last year

Associate Experience

●	Invested approximately $600 million in incremental wages in 2022, for a total of $1.9 billion in incremental investments since 2018

●	Named to Computerworld’s 2023 Top 100 Best Places to work in IT list, marking the fifth consecutive year the company achieved this distinction for having an innovative, industry-leading workplace culture

●	Honored by Ripplematch with a 2023 Campus Forward Award for excellence in career hiring, including programs that embrace innovative recruitment strategies, make significant investments in diversity and inclusion, and support the next generation of talent through impactful internships and entry-level programs

●	Supported the continuing education of associates with more than 5,000 associates, 90% of whom are hourly, taking advantage of Kroger’s best-in-class education assistance program in 2022

Live Our Purpose

●	Recognized as one of Newsweek’s “Most Responsible Companies” for 2023, marking the fourth consecutive year of being recognized for its dedication to corporate responsibility

●	Achieved 100% execution of Zero Hunger I Zero Waste food rescue activity in participating Kroger stores

●	Celebrated Kroger Health’s recognition as Retailer of the Year by Mass Market Retailers, for elevating the connection between nutrition and health through its food as medicine initiative

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit™. We are, across our family of companies nearly half a million associates who serve over eleven million customers daily through a seamless digital shopping experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's fourth quarter 2022 ended on January 28, 2023.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure. As noted above, Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in its guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on GAAP financial results.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as "achieve," “believe,” "committed," "continue," "expect," "future," "guidance," “positions,” "target," and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in "Risk Factors" in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: the risks relating to or arising from our proposed transaction with Albertsons announced in October 2022, including, among others, our ability to consummate the proposed transaction, including on the terms of the merger agreement, on the anticipated timeline, and/or with the required regulatory approvals; COVID-19 pandemic related factors, risks and challenges; labor negotiations; potential work stoppages; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the current inflationary environment and future potential inflationary and/or deflationary trends and such trends in certain commodities, products and/or operating costs; the geopolitical environment including the war in Ukraine; unstable political situations and social unrest; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; supply constraints; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; stock repurchases; changes in the regulatory environment in which Kroger operates; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and our ability to better serve our customers and to generate customer loyalty and sustainable growth through our strategic pillars of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger's effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on March 2, 2023 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 2, 2023.

4th Quarter 2022 Tables Include:

1.	Consolidated Statements of Operations

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Cash Flows

4.	Supplemental Sales Information

5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.	Net Earnings Per Diluted Share Excluding the Adjustment Items

7.	Operating Profit Excluding the Adjustment Items

8.	Adjusted Free Cash Flow

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Contacts: Media: Erin Rolfes (513) 762-1304; Investors: Rob Quast (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2022		2021		2022		2021
SALES	$34,823	100.0%	$33,048	100.0%	$148,258	100.0%	$137,888	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	27,247	78.2	25,718	77.8	116,480	78.6	107,539	78.0
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,847	16.8	5,511	16.7	23,848	16.1	23,203	16.8
RENT	197	0.6	197	0.6	839	0.6	845	0.6
DEPRECIATION AND AMORTIZATION	706	2.0	657	2.0	2,965	2.0	2,824	2.1

OPERATING PROFIT	826	2.4	965	2.9	4,126	2.8	3,477	2.5

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(113)	(0.3)	(133)	(0.4)	(535)	(0.4)	(571)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	2	-	10	-	39	-	(34)	-
LOSS ON INVESTMENTS	(92)	(0.3)	(127)	(0.4)	(728)	(0.5)	(821)	(0.6)

NET EARNINGS BEFORE INCOME TAX EXPENSE	623	1.8	715	2.2	2,902	2.0	2,051	1.5

INCOME TAX EXPENSE	172	0.5	146	0.4	653	0.4	385	0.3

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	451	1.3	569	1.7	2,249	1.5	1,666	1.2

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	3	-	5	-	11	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$450	1.3%	$566	1.7%	$2,244	1.5%	$1,655	1.2%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.62		$0.76		$3.10		$2.20

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	716		733		718		744

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.62		$0.75		$3.06		$2.17

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	724		743		727		754

DIVIDENDS DECLARED PER COMMON SHARE	$0.26		$0.21		$0.99		$0.81

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $234 and $20 were recorded in the fourth quarters of 2022 and 2021, respectively. For the year to date period, LIFO charges of $626 and $197 were recorded for 2022 and 2021, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 28,	January 29,
	2023	2022
ASSETS
Current Assets
Cash	$249	$311
Temporary cash investments	579	1,510
Store deposits in-transit	1,227	1,082
Receivables	2,234	1,828
Inventories	7,560	6,783
Prepaid and other current assets	735	660

Total current assets	12,584	12,174

Property, plant and equipment, net	24,726	23,789
Operating lease assets	6,662	6,695
Intangibles, net	899	942
Goodwill	2,916	3,076
Other assets	1,750	2,410

Total Assets	$49,537	$49,086

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$807	$555
Current portion of operating lease liabilities	662	650
Trade accounts payable	7,119	7,117
Accrued salaries and wages	1,689	1,736
Other current liabilities	6,372	6,265

Total current liabilities	16,649	16,323

Long-term debt including obligations under finance leases	12,571	12,809
Noncurrent operating lease liabilities	6,372	6,426
Deferred income taxes	1,672	1,562
Pension and postretirement benefit obligations	436	478
Other long-term liabilities	1,823	2,059

Total Liabilities	39,523	39,657

Shareowners' equity	10,014	9,429

Total Liabilities and Shareowners' Equity	$49,537	$49,086

Total common shares outstanding at end of period	716	726
Total diluted shares year-to-date	727	754

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,249	$1,666
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,965	2,824
Asset impairment charges	68	64
Goodwill and fixed asset impairment charges related to Vitacost.com	164	-
Operating lease asset amortization	614	605
LIFO charge	626	197
Stock-based employee compensation	190	203
Company-sponsored pension plans (benefit) expense	(26)	50
Deferred income taxes	161	(31)
Gain on the sale of assets	(40)	(44)
Loss on investments	728	821
Other	(9)	64
Changes in operating assets and liabilities:
Store deposits in-transit	(145)	13
Receivables	(222)	(61)
Inventories	(1,370)	80
Prepaid and other current assets	(36)	232
Trade accounts payable	3	438
Accrued expenses	(212)	331
Income taxes receivable and payable	(190)	16
Operating lease liabilities	(622)	(618)
Other	(585)	(660)

Net cash provided by operating activities	4,311	6,190

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(3,078)	(2,614)
Proceeds from sale of assets	78	153
Other	(15)	(150)

Net cash used by investing activities	(3,015)	(2,611)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	56
Payments on long-term debt including obligations under finance leases	(552)	(1,442)
Dividends paid	(682)	(589)
Financing fees paid	(84)	(5)
Proceeds from issuance of capital stock	134	172
Treasury stock purchases	(993)	(1,647)
Proceeds from financing arrangement	-	166
Other	(112)	(156)

Net cash used by financing activities	(2,289)	(3,445)

NET (DECREASE) INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	(993)	134

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,821	1,687
END OF YEAR	$828	$1,821

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(3,078)	$(2,614)
Payments for lease buyouts	21	-
Changes in construction-in-progress payables	(281)	(542)
Total capital investments, excluding lease buyouts	$(3,338)	$(3,156)

Disclosure of cash flow information:
Cash paid during the year for interest	$545	$607
Cash paid during the year for income taxes	$698	$513

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2022	2021	2022	2021
EXCLUDING FUEL	$30,672	$28,883	$127,635	$120,846
EXCLUDING FUEL	6.2%	4.0%	5.6%	0.2%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Kroger defines Kroger Specialty Pharmacy businesses as identical when physical locations have been in operation continuously for five full quarters and discontinued patient therapies are excluded from the identical sales calculation starting in the quarter of transfer or termination. We define Kroger Delivery identical sales powered by Ocado based on geography. We include Kroger Delivery sales powered by Ocado as identical if the delivery occurs in an existing Kroger Supermarket geography. If the Kroger Delivery sales powered by Ocado occur in a new geography, these sales are included as identical when deliveries have occurred to the new geography for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	January 28,	January 29,
	2023	2022	Change
Current portion of long-term debt including obligations under finance leases	$807	$555	$252
Long-term debt including obligations under finance leases	12,571	12,809	(238)

Total debt	13,378	13,364	14

Less: Temporary cash investments	579	1,510	(931)
Less: Prepaid benefit payments	125	125	-

Net total debt	$12,674	$11,729	$945

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	YEAR-TO-DATE
	January 28,	January 29,
	2023	2022
Net earnings attributable to The Kroger Co.	$2,244	$1,655
LIFO charge	626	197
Depreciation and amortization	2,965	2,824
Interest expense	535	571
Income tax expense	653	385
Adjustment for pension plan withdrawal liabilities	25	449
Adjustment for company-sponsored pension plan settlement charges	-	87
Adjustment for loss on investments	728	821
Adjustment for Home Chef contingent consideration	20	66
Adjustment for transformation costs (a)	-	136
Adjustment for merger related costs (b)	44	-
Adjustment for legal settlement costs	85	-
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	164	-
Other	(7)	(6)

Adjusted EBITDA	$8,082	$7,185

Net total debt to adjusted EBITDA ratio	1.57	1.63

(a)	Transformation costs primarily include costs related to third party professional consulting fees associated with business transformation and cost saving initiatives.

(b)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2022	2021	2022	2021
Net earnings attributable to The Kroger Co.	$450	$566	$2,244	$1,655

Adjustment for pension plan withdrawal liabilities (a)(b)	19	-	19	344
Adjustment for company-sponsored pension plan settlement charges (a)(c)	-	-	-	68
Adjustment for loss on investments (a)(d)	70	95	561	628
Adjustment for Home Chef contingent consideration (a)(e)	2	3	15	50
Adjustment for transformation costs (a)(f)	-	22	-	104
Adjustment for merger related costs (a)(g)	19	-	34	-
Adjustment for legal settlement costs (a)(h)	-	-	67	-
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com (a)(i)	164	-	164	-
Adjustment for income tax audit examinations (a)	-	-	-	(47)

2022 and 2021 Adjustment Items	274	120	860	1,147

Net earnings attributable to The Kroger Co.excluding the adjustment items above	$724	$686	$3,104	$2,802

Net earnings attributable to The Kroger Co.per diluted common share	$0.62	$0.75	$3.06	$2.17

Adjustment for pension plan withdrawal liabilities (j)	0.03	-	0.03	0.45
Adjustment for company-sponsored pension plan settlement charges (j)	-	-	-	0.09
Adjustment for loss on investments (j)	0.09	0.13	0.76	0.83
Adjustment for Home Chef contingent consideration (j)	-	-	0.02	0.07
Adjustment for transformation costs (j)	-	0.03	-	0.14
Adjustment for merger related costs (j)	0.03	-	0.05	-
Adjustment for legal settlement costs (j)	-	-	0.09	-
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com (j)	0.22	-	0.22	-
Adjustment for income tax audit examinations (j)	-	-	-	(0.07)

2022 and 2021 Adjustment Items	0.37	0.16	1.17	1.51

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.99	$0.91	$4.23	$3.68

Average number of common shares used in diluted calculation	724	743	727	754

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $25 in the fourth quarter of 2022. The year-to-date pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $25 and $449 in 2022 and 2021, respectively.

(c)	The pre-tax adjustment to other income (expense) for company-sponsored pension plan settlement charges was $87.

(d)	The pre-tax adjustments to other income (expense) for loss on investments were $92 and $127 in the fourth quarters of 2022 and 2021, respectively. The year-to-date pre-tax adjustments to other income (expense) for loss on investments were $728 and $821 in 2022 and 2021, respectively.

(e)	The pre-tax adjustment to OG&A expenses for Home Chef contingent consideration was $2 and $4 in the fourth quarters of 2022 and 2021, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $20 and $66 in 2022 and 2021, respectively.

(f)	The pre-tax adjustment to OG&A expenses for transformation costs was $29 in the fourth quarter of 2021. The year-to-date pre-tax adjustment to OG&A expenses for transformation costs was $136 in 2021. Transformation costs primarily include costs related to third party professional consulting fees associated with business transformation and cost saving initiatives.

(g)	The pre-tax adjustment to OG&A expenses for merger related costs was $25 in the fourth quarter of 2022. The year-to-date pre-tax adjustment to OG&A expenses for merger related costs was $44 in 2022. Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

(h)	The pre-tax adjustment to OG&A expenses for legal settlement costs was $85 for 2022.

(i)	The after-tax and pre-tax adjustment to OG&A expenses for goodwill and fixed asset impairment charges related to Vitacost.com was $164.

(j)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2022 Fourth Quarter Adjustment Items include adjustments for the pension plan withdrawal liability costs, loss on investments, Home Chef contingent consideration adjustment, merger related costs, and goodwill and fixed asset impairment charges related to Vitacost.com.

2022 Adjustment Items include the Fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2022 for loss on investments, Home Chef contingent consideration adjustment, merger related costs, and legal settlement costs.

2021 Fourth Quarter Adjustment Items include adjustments for the loss on investments, Home Chef contingent consideration adjustment, and strategic transformation costs.

2021 Adjustment Items include the Fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2021 for pension plan withdrawal liabilities, company-sponsored pension plan settlement charges, loss on investments, Home Chef contingent consideration adjustment, strategic transformation costs, and the income tax audit examinations adjustment.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2022	2021	2022	2021
Operating profit	$826	$965	$4,126	$3,477
LIFO charge	234	20	626	197

FIFO Operating profit	1,060	985	4,752	3,674

Adjustment for pension plan withdrawal liabilities	25	-	25	449
Adjustment for Home Chef contingent consideration	2	4	20	66
Adjustment for transformation costs (a)	-	29	-	136
Adjustment for merger related costs (b)	25	-	44	-
Adjustment for legal settlement costs	-	-	85	-
Adjustment for goodwill and fixed asset impairment charges related to Vitacost.com	164	-	164	-
Other	(2)	(4)	(11)	(15)

2022 and 2021 Adjustment items	214	29	327	636

Adjusted FIFO operating profit excluding the adjustment items above	$1,274	$1,014	$5,079	$4,310

(a)	Transformation costs primarily include costs related to third party professional consulting fees associated with business transformation and cost saving initiatives.

(b)	Merger related costs primarily include third party professional fees and credit facility fees associated with the proposed merger with Albertsons Companies, Inc.

Table 8.  Adjusted Free Cash Flow

(in millions)

(unaudited)

Adjusted free cash flow is an important performance measure used by management, and management believes it is also a useful metric for investors and analysts to evaluate the Company's ability to generate additional funding from business operations available for dividends, managing debt levels, share repurchases and other strategic investments.  Adjusted free cash flow is one of the key financial indicators of the Company's business performance and the Company also uses adjusted free cash flow to evaluate the Company's senior management.  However, adjusted free cash flow is not a measure of financial performance or liquidity under GAAP and, therefore, should not be considered an alternative to net earnings (loss) or net cash provided by operating activities as an indicator of the Company's performance or liquidity.   Although free cash flow is a relatively standard term, numerous methods exist for calculating free cash flow. As a result, the method used by the Company's management to calculate adjusted free cash flow may differ from methods other companies use to calculate free cash flow.

The following table sets forth a reconciliation of net cash provided by operating activities to adjusted free cash flow.

	YEAR-TO-DATE
	January 28,	January 29,	January 30,
	2023	2022	2021
Net cash provided by operating activities	$4,311	$6,190	$6,815

Payments for property and equipment, including payments for lease buyouts	(3,078)	(2,614)	(2,865)

Free Cash Flow	1,233	3,576	3,950

Adjustment for company pension plans and payments related to the restructuring of multi-employer pension plans	283	366	263

Adjusted Free Cash Flow	$1,516	$3,942	$4,213